UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to § 240.14a-12

FNB CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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        or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid: _________________________________________________________________
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(4) Date Filed: ___________________

In connection with the proposed merger of equals between FNB Corporation and Virginia Financial Group, Inc., on November 14, 2007, FNB Shareholders for Progress posted the following letter on the FNB Shareholders for Progress website (www.fnbshareholdersforprogress.com):

FNB Shareholders for Progress
Aligned for Success

November 14, 2007

Dear Fellow Shareholder:

As you know, FNB Corporation (FNB) recently entered into a merger agreement with Virginia Financial Group, Inc., another Virginia-based bank holding company, whereby the two bank holding companies will merge and the three banks owned by the two companies also will merge to create the largest independent commercial bank headquartered in Virginia.

Even though 21 of 25 (84%) of the directors on both FNB’s board and First National Bank’s board have voted in favor of this merger, a small group of directors and shareholders is opposing the merger.

When the facts are analyzed, we believe it is clear that this proposed merger offers the ability to immediately and substantially enhance shareholder value for FNB shareholders and, at the same time, provide FNB with an equal partner’s role in the future corporate governance, management and strategy of the new company.

Because this proposed merger offers many benefits for shareholders, we are proud to announce the formation of FNB Shareholders for Progress, a committee formed to communicate with shareholders, employees, customers and the public about the many benefits of this merger for FNB and the New River Valley, Roanoke Valley and Bedford/Lynchburg markets served.

FNB Shareholders for Progress, which is funded and supported by FNB, consists of FNB shareholders, current and former board members, and FNB and First National Bank employees who believe this merger is in the best interests of FNB. We have launched a website – www.fnbshareholdersforprogress.com – to communicate the benefits of this proposed merger and provide shareholders and the public with the opportunity to review the facts. This site will be updated periodically to provide the latest information.

In the meantime, FNB Shareholders for Progress would like to emphasize the following facts:

•
The FNB Board of Directors followed a deliberate and informed decision-making process over the course of six months in considering this matter, and eventually 75 percent of the corporate board members reached the conclusion that the proposed merger is in the best interests of FNB shareholders, the company and FNB customers.

•
FNB shareholders will own slightly more than 52 percent of the new company. It is anticipated that your dividend will increase by slightly over 20 percent as a result of the proposed merger. This transaction is expected to be accretive to earnings per share in the first full year following the closing of the merger.

•	FNB directors will make up one-half of the new holding company board and the new bank board.

•
With this proposed merger, the new bank with approximately $3 billion in assets and the new bank’s operations center will be headquartered in Christiansburg, preserving jobs and retaining the New River Valley’s significant position in Virginia banking.

•	The new bank will be able to serve its customers more broadly and effectively because of a greater scale, broader product mix and higher lending limits.

•
This is a merger of equals. FNB and VFG, each with more than 100 years of banking history, have earned reputations as high-quality, community-focused banks with solid infrastructures that provide excellent service. With no overlap between our branch networks, FNB will not be closing any branches as a result of the proposed merger and will continue to serve its existing geographic markets as we gain immediate and substantial exposure to and participation in faster-growing markets served by VFG.

Finally, we would like to take this opportunity to comment on letters from the small group of opposing shareholders. The letters contain some allegations that we believe were either false or misleading. We want to remind you that many highly qualified individuals have analyzed the proposed merger and support the merger, including directors of FNB and First National Bank, who were advised by third party experts that included Davenport & Company, a respected investment banking firm.

It is disappointing that a small group of people do not see the benefits of locating a $3 billion bank and operations center in Christiansburg that will be an economic driver for western Virginia. The members of our committee see the proposed merger as progress for FNB, hence the name that we have adopted for our committee. As FNB Shareholders for Progress, we are confident that this merger will benefit shareholders.

Some of the many people who support the proposed merger include Ms. Marge Tollison and her daughters and her sons-in-law. They have indicated in letters to FNB’s Board of Directors that they will vote in favor of the transaction. In her letter, Marge states: “In my opinion, it was irresponsible for the leadership of the dissenting group to 'stir up media attention.' (Roanoke Times article, October 26, 2007). I do not believe such action is in the best interest of the bank and consequently I will vote FOR the merger.”

We look forward to keeping you informed about the proposed merger. We encourage you to contact any member of our steering committee to schedule a personal review of the facts – and the opportunities this merger will bring to all shareholders.

Thank you.

You may contact any one of the co-chairs of the committee at (540) 378-1550.

/s/ Clark Owen, Jr.                                                      /s/ Sonny Tarpley                                           /s/ Joe J. Thompson
      Clark Owen                                                                 Sonny Tarpley                                                 Joe Thompson
      Co-chair                                                                      Co-chair                                                             Co-chair

STEERING COMMITTEE Gene Bane Dan Becker Hugh Bond Truman Dorton Sammie Hall-Reynolds Walter Hunt Jim Hutton B. L. Rakes Charles Richards Joe Sheffey Doug Smartt Bill Sterrett Mary Tabor Ernie Wade
OTHER COMMITTEE MEMBERS
Jennie Allman
Debra Assenat
Justin Barnes
James Brock
Debbie Coleman
Karen Conner
David DeHart
Kellie East
Christopher Eaton
Kathy Edwards
Joyce Gray
H. Morgan Griffith
Karin Grosshans
Rose Hagen
James Hall
Cindee Hensley
Andrew Hoback
Rachel Holofchak
William Hoover

Michael Kessler
Carolee Lautenschlager
Lenore Linkous
Rhonda Long
Misty Lucas
Marcella Marcussen
Valerie McCraw
Dorothy McFee
Charles McGuire
Wayne Munden
Pamela Rhodes
Alexander Richardson
D. W. Shilling
Rebecca Sparks
Mary Staples
David Swain
Cheryl Ward
Lynn White
Bob Winstead
Robin Wright

www.fnbshareholdersforprogress.com
Funded and sponsored by FNB Corporation

Additional Information About the Merger and Where to Find It

This communication is being made in respect of the proposed merger of FNB and VFG. In connection with the proposed merger, VFG filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (Registration No. 333-146249) to register the shares of combined company common stock to be issued to FNB shareholders in the transaction, which includes a joint proxy statement/prospectus.  The definitive joint proxy statement/prospectus will be mailed to the shareholders of VFG and FNB seeking their approval of the merger.  In addition, each of VFG and FNB may file other relevant documents concerning the proposed merger with the SEC.

INVESTORS AND SECURITY HOLDERS OF FNB AND VFG ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS) AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT VFG, FNB, AND THE PROPOSED MERGER. Investors and security holders may obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov.  Free copies of the joint proxy statement/prospectus also may be obtained by directing a request by telephone or mail to Virginia Financial Group, Inc., 1807 Seminole Trail, Suite 104, Charlottesville, Virginia 22901, Attention: Investor Relations (telephone: (434) 964-2211) or FNB Corporation, 105 Arbor Drive, P.O. Box 600, Christiansburg, Virginia 24068, Attention: Investor Relations (telephone: (540) 382-6042) or by accessing VFG’s website at http://www.vfgi.net under “SEC Filings and Other Documents” or FNB’s website at http://www.fnbonline.com under “Investor Relations/SEC Filings.”

The information on VFG’s and FNB’s websites is not, and shall not be deemed to be, a part of this communication or incorporated into other filings either company makes with the SEC.

VFG and FNB and their directors, certain of their executive officers, and the members of FNB Shareholders for Progress are participants in the solicitation of proxies from the shareholders of VFG and/or FNB, respectively, in connection with the merger. Information about the directors and executive officers of VFG is set forth in the proxy statement for VFG’s 2007 annual meeting of shareholders filed with the SEC on March 28, 2007. Information about the directors and executive officers of FNB is set forth in the proxy statement for FNB’s 2007 annual meeting of shareholders filed with the SEC on March 30, 2007.  Information about the members of FNB Shareholders for Progress is contained in the Schedule 14A filed by FNB on November 13, 2007. Additional information regarding these participants in the proxy solicitation and their direct and indirect interests, by security holdings or otherwise, is contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC.

Statements made in this communication, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this communication and are based on current expectations and involve a number of assumptions. These forward-looking statements express our best judgment based on currently available information and we believe that the expectations reflected in our forward-looking statements are reasonable. These include statements as to the anticipated benefits of the merger, including future financial and operating results, cost savings and enhanced revenues that may be realized from the merger as well as other statements of expectations regarding the merger or regarding future results or expectations. FNB intends these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. FNB’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could cause actual results to differ materially from management’s expectations include but are not limited to: (1) the businesses of FNB and/or VFG may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; (3) revenues following the merger may be lower than expected; (4) customer and employee relationships and business operations may be disrupted by the merger; (5) the ability to obtain required regulatory and shareholder approvals, and the ability to complete the merger on the expected timeframe may be more difficult, time-consuming or costly than expected; (6) changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the companies’ respective market areas; their implementation of new technologies; their ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines, and (7) other risk factors detailed from time to time in filings made by FNB and VFG with the SEC. FNB undertakes no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.